                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
           Lifecore Biomedical, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              LIFECORE BIOMEDICAL, INC.
                                 3515 LYMAN BOULEVARD
                                   CHASKA, MN 55318
                                    (612) 368-4300


                            ------------------------------

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD NOVEMBER 13, 1997
                            ------------------------------


    Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55402 on Thursday, November 13, 1997 at 3:30 p.m., local time, for the following purposes:

    1.   To elect two (2) directors to hold three-year terms.

    2. To ratify and approve the selection of independent certified public accountants for the Company for the current fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on September 22, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                             By Order of the Board of Directors,

                             /s/ James W. Bracke
                             James W. Bracke, PRESIDENT

Minneapolis, Minnesota
October 6, 1997

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                              LIFECORE BIOMEDICAL, INC.



                            ------------------------------

                                   PROXY STATEMENT

                            ------------------------------


    This Proxy Statement is furnished to the shareholders of Lifecore Biomedical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on November 13, 1997, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company's principal offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 6, 1997.

    Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted.

    The total number of shares of stock outstanding and entitled to vote at the meeting as of September 22, 1997 consisted of 12,228,972 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 22, 1997 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

    Under Minnesota law, each item of business properly presented at a meeting of the Company's shareholders (other than amendments to the Company's Articles of Incorporation and certain other matters) generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by issuer action in accordance with the proxy rules. The Company's Bylaws also provide that shareholders may present proposals for shareholder action by giving notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company's Annual Meeting for the fiscal year ending June 30, 1998 is expected to be held on or about November 12, 1998, and proxy materials in connection with that meeting are expected to be mailed on or about October 5, 1998.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of August 15, 1997 by (i) all persons known by the Company to be the beneficial owner of more than 5% of such stock; (ii) each of the directors of the Company; (iii) each executive officer named on the table on page 9; and (iv) all officers and directors as a group.

    NAME AND ADDRESS OF                     AMOUNT BENEFICIALLY      PERCENT OF
    BENEFICIAL OWNER                             OWNED (1)              CLASS
    ----------------                             ---------              -----
First Union National Bank of North Carolina
One First Union Center
Charlotte, NC 28288-0137. . . . . . . . . .      1,146,280(2)            9.4%

Putnam Investments
One Post Office Square
Boston, MA 02109. . . . . . . . . . . . . .      1,098,365(3)            9.0%

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933 . . . . . . . . . .        962,524(4)            7.9%

Perkins Capital Management, Inc.
730 East Lake Street
Wayzata, MN 55391 . . . . . . . . . . . . .        759,835(5)            6.2%

Dennis J. Allingham . . . . . . . . . . . .         13,500(6)               *

James Bracke, Ph.D. . . . . . . . . . . . .        281,548(7)            2.3%

Orwin L. Carter Ph.D. . . . . . . . . . . .         27,000(8)               *

Joan L. Gardner . . . . . . . . . . . . . .         18,083(9)               *

John C. Heinmiller. . . . . . . . . . . . .         8,666(10)               *

Thomas H. Garrett . . . . . . . . . . . . .         3,333(11)               *

Brian J. Kane . . . . . . . . . . . . . . .        39,870(12)               *

Donald W. Larson. . . . . . . . . . . . . .        23,000(13)               *

Mark J. McKoskey. . . . . . . . . . . . . .        39,432(14)               *

Colleen M. Olson. . . . . . . . . . . . . .        50,395(15)               *

Richard W. Perkins. . . . . . . . . . . . .        74,000(16)               *

Directors/Officers as a group
(11 persons). . . . . . . . . . . . . . . .       578,827(17)            4.6%

---------------------------
*   Less than 1%

(1) Unless otherwise indicated, ownership is direct and the person has full voting and investment power.

(2) Based upon the content of a statement filed as of February 3, 1997 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(3) Based upon the content of a statement filed as of August 6, 1996 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(4) Based upon the content of a statement filed as of October 27, 1995 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(5) Based upon the content of a statement filed as of February 4, 1997 pursuant to Section 13(g) of the Securities Exchange Act of 1934. Excludes shares beneficially owned by Richard W. Perkins, the controlling shareholder of Perkins Capital Management, Inc. and a director of the Company.

(6) Includes 13,500 shares which Mr. Allingham has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(7) Includes 60,763 shares held by Dr. Bracke's wife, 28,275 shares held jointly by Dr. Bracke and his wife, 3,500 shares held by one of Dr. Bracke's children and 189,010 shares which Dr. Bracke has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(8) Includes 26,000 shares which Dr. Carter has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(9) Includes 4,250 shares held by a partnership in which Ms. Gardner is a partner and 13,333 shares which Ms. Gardner has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(10) Includes 6,666 shares which Mr. Heinmiller has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(11) Includes 3,333 shares which Mr. Garrett has the right to purchase pursuant to stock options which are or will become exercisable sixty days of the date hereof.

(12) Includes 39,000 shares which Mr. Kane has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(13) Includes 23,000 shares which Mr. Larson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(14) Includes 32,500 shares which Mr. McKoskey has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(15) Includes 31,500 shares which Ms. Olson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(16) Includes 45,000 shares held by various trusts of which Mr. Perkins is the sole trustee, 6,000 shares held by a foundation created by Mr. Perkins and 23,000 shares which Mr. Perkins has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof. Excludes 759,835 shares held for the accounts of clients of Perkins Capital Management, Inc. ("PCM"), a registered investment advisor of which Mr. Perkins is the controlling shareholder. PCM has the right to sell the shares but does not have voting power over the shares. Mr. Perkins and PCM disclaim beneficial interest in the shares held for the account of PCM clients.

(17) Includes 400,842 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

                                ELECTION OF DIRECTORS

    Two directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and approximately one-third of the directors (presently, two directors in each of two classes and three directors in one class) belong to each class.

    Management has nominated for election the persons named below. The nominees are currently directors of the Company and have consented to being named as nominees. It is intended that proxies will be voted for such nominees. The Company believes that the nominees named below will be able to serve but, should a nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as management may propose. The names and ages of the directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors.

                                                                     DIRECTOR
NAME AND AGE                 PRINCIPAL OCCUPATION                     SINCE
------------                 --------------------                     -----

TO BE NOMINATED FOR ELECTION FOR A THREE-YEAR TERM:

Donald W. Larson (68)        Publisher, Business Newsletter            1983
Orwin L. Carter, Ph.D. (55)  Vice President of Finance
                                and Administration,
                                Hamline University                     1989

THE DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND WHOSE TERMS WILL EXPIRE IN 1998:

Richard W. Perkins (66)      President and CEO, Perkins Capital
                               Management, Inc.                        1983
John C. Heinmiller (43)      President of F3 Corporation               1994

THE DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND WHOSE TERMS WILL EXPIRE IN 1999:

James W. Bracke, Ph.D. (50)  President and CEO of the Company          1983
Joan L. Gardner (52)         Community Volunteer                       1992
Thomas H. Garrett (52)       Business Consultant                       1996

OTHER INFORMATION REGARDING THE BOARD

    Mr. Larson is a self-employed business publisher and editor. He has been editor and publisher of BUSINESS NEWSLETTER since 1980. Prior to 1980, he was editor and publisher of CORPORATE REPORT MINNESOTA. He has been a director of the Company since 1983.

    Dr. Carter is currently Vice President of Finance and Administration at Hamline University. From December 1989 through September 1994, he served as President and Chief Executive Officer of INCSTAR Corporation, a medical diagnostic device manufacturer. He then served as Chairman until March 1995. He has been a director of the Company since 1989 and is also a director of Theragenics Corporation.

    Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., Wayzata, Minnesota, where he has held those positions since January 1985. Mr. Perkins is a director of the following public companies: Bio-Vascular, Inc., Children's Broadcasting

Corporation, CNS, Inc., Eagle Pacific Industries, Inc., Nortech Systems, Inc., Quantech, Ltd., and Vital Images, Inc. He has been a director of the Company since 1983.

    Mr. Heinmiller is currently President of F3 Corporation, an asset management company. From March 1995 to May 1997 he was Vice President-Administration of Daig Corporation. He was Vice President of Finance and Chief Financial Officer of the Company from October 1991 to February 1995. Prior to October 1991, Mr. Heinmiller was an employee of Grant Thornton LLP, a national CPA firm, and he was a partner of that firm from 1986 to 1991. He has been a director of the Company since November 1994.

    Dr. Bracke was appointed President and Chief Executive Officer and a director in August 1983 and Secretary in March 1995. He joined the Company in February 1981 as Senior Research Scientist. The Company has an employment agreement with Dr. Bracke that extends through November 14, 2000. Dr. Bracke's employment agreement prohibits him from competing with the Company for three years after termination of employment. In the event of termination upon a change in control of the Company, the employment agreement provides that Dr. Bracke will receive a sum equal to 300% of his base salary.

    Ms. Gardner has had a career in community service. She is currently serving on the Board of Children's Health Care and chairs its Quality Committee. She formerly chaired the Boards of Trustees of the Biomedical Research Institute and The Children's Hospital Incorporated and served on the board of the National Association of Children's Hospitals and Related Institutes and chaired its Education Council. Ms. Gardner has been a director of the Company since November 1992.

    Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota for more than the last five years. He served as its Managing Partner from 1993 through 1995. Mr. Garrett has been a director of the Company since July 1996 and is also a director of St. Jude Medical, Inc. and Check Technology Corporation.

    COMMITTEES. Mr. Heinmiller (Chairman), Mr. Carter and Ms. Gardner serve as members of the Audit Committee of the Board of Directors. The Audit Committee met two times in fiscal 1997. Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures, and considers management's response to those comments. Mr. Perkins (Chairman), Ms. Gardner, Mr. Garrett and Mr. Larson serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee held one meeting in fiscal 1997. Dr. Carter (Chairman), Messrs. Larson and Heinmiller currently serve as members of the Nominating Committee of the Board of Directors. The Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Nominating Committee met one time in fiscal 1997.

    MEETINGS. During fiscal 1997 the Board of Directors met six times. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served.

    REMUNERATION OF DIRECTORS. Directors who are not officers of the Company receive a fee of $500 per month.

    The 1996 Stock Plan (the "1996 Plan") provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders (provided that the Board may adjust the option granted to any person who has received a stock option from the Company in the preceding three years.) Each option covers 30,000 shares, vesting over a three-year period. Non-employee directors are also eligible for additional option grants under the 1996 Plan. Pursuant to the automatic grant feature of the 1996 Plan, Messrs. Carter, Larson and Perkins were each granted an option to purchase 30,000 shares, vesting over a three year period. Mr. Garrett, Ms. Gardner and Mr. Heinmiller were granted options to purchase 20,000 shares, 13,333 shares and 13,333 shares, respectively, each vesting over a three year period. The options granted to these individuals were adjusted based on stock options received within the last three years. All options were granted on November 14, 1996 at a purchase price of $16.88 per share.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other executive officers whose cash compensation exceeded $100,000, based on salary earned during fiscal 1997.

                              SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                                 ------------
                             FISCAL        ANNUAL COMPENSATION       STOCK
                                           -------------------
NAME AND PRINCIPAL POSITION   YEAR         SALARY        BONUS     OPTIONS (1)
---------------------------   ----         ------        -----     ----------
James W. Bracke               1997       $237,308          -          500,000
  President and Chief         1996        199,520      $90,000         24,000
  Executive Officer           1995        189,073          -           10,000

Dennis J. Allingham           1997       $134,928          -           30,000
  Vice President, Chief       1996(2)      50,776          -           30,000
  Financial Officer and
  General Manager of the
  Hyaluronate Division

Brian J. Kane                 1997       $114,618          -           30,000
  Vice President of New       1996         99,750          -            8,000
  Business Development        1995         96,827          -            5,000


Mark J. McKoskey              1997       $124,923          -           30,000
  Vice President and General  1996        108,366          -           12,000
  Manager of the Oral         1995         96,827          -            5,000
  Restorative Division

Colleen M. Olson              1997       $114,618          -           30,000
  Vice President of Corporate 1996         97,850          -            8,000
  Administrative Operations   1995         98,654          -            5,000

-----------------------------
(1) Number of shares of common stock purchasable under option grants.
(2) Compensation is for the period from February through June.

    EMPLOYMENT AND SEVERANCE AGREEMENTS. Dr. James W. Bracke, the President, Chief Executive Officer, Secretary and a Director of the Company, entered into an Employment Agreement with the Company dated June 1, 1991, as most recently amended on November 14, 1996, which provides for a term of employment through November 14, 2000 and contains customary confidential disclosure and noncompete provisions. The Agreement provides for a severance payment equal to 300% of Dr. Bracke's base salary paid during the year preceding a termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Dr. Bracke's base salary is currently $250,000 per year and, accordingly, in the event the severance provision of his Employment Agreement were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $750,000.

    Dennis J. Allingham, Vice President, Chief Financial Officer and General Manager of the Hyaluronate Division, entered into an Employee Agreement with the Company dated February 7, 1996, which contains customary confidential disclosure and non-compete provisions. As an executive officer, the Company will provide for Mr. Allingham a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Allingham's base salary is currently $140,000 per year and, accordingly, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $140,000.

    Brian J. Kane, Vice President of New Business Development, entered into an Employee Agreement with the Company dated January 24, 1986, which contains customary confidential disclosure and non-compete provisions. As an executive officer, the Company will provide for Mr. Kane a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Kane's base salary is currently $120,000 per year and, accordingly, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $120,000.

    Mark J. McKoskey, Vice President and General Manager of the Oral Restorative Division, entered into an Employee Agreement with the Company dated June 3, 1985, which contains customary confidential disclosure and non-compete provisions. As an executive officer, the Company will provide for Mr. McKoskey a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger of acquisition of the Company or as a result of a change in control of the Company. Mr. McKoskey's base salary is currently $130,000 per year and, accordingly, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $130,000.

    Colleen M. Olson, Vice President of Corporate Administrative Operations, entered into an Employee Agreement with the Company dated September 11, 1984, which contains customary confidential disclosure and non-compete provisions. As an executive officer, the Company will provide for Ms. Olson a severance payment equal to 100% of her base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Ms. Olson's base salary is currently $120,000 per year and, accordingly, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay her approximately $120,000.

                          OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to the named executives, concerning stock options granted to those individuals during the last fiscal year:



                                  % OF TOTAL
                                    OPTIONS                                             POTENTIAL REALIZABLE VALUE
                                    GRANTED                                               AT ASSUMED ANNUAL RATES
                                       TO          EXERCISE                                   OF STOCK PRICE
                                   EMPLOYEES        OR BASE                                APPRECIATION FOR OPTION
                     OPTIONS        IN LAST       PRICE PER          EXPIRATION                   TERM (4)
                                                                                        --------------------------
    NAME            GRANTED(1)        YEAR         SHARE (2)          DATE (3)                5%            10%
    ----            ---------         ----         --------           -------                 --            ---
James W. Bracke       500,000         57.1%         $16.875       Nov. 14, 2006          $5,306,298    $13,447,202
Dennis J. Allingham    30,000          3.4%         $16.875       Nov. 14, 2006             318,378        806,832
Brian J. Kane          30,000          3.4%         $16.875       Nov. 14, 2006             318,378        806,832
Mark J. McKoskey       30,000          3.4%         $16.875       Nov. 14, 2006             318,378        806,832
Colleen M. Olson       30,000          3.4%         $16.875       Nov. 14, 2006             318,378        806,832



--------------------

(1) Exercisable in cumulative installments of 20% per year with the first installment vesting on the date of grant (November 14, 1996), with full vesting occurring on the fourth anniversary date.

(2) All options were granted at the market value of the Company's common stock based upon the last reported price on date preceding the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten year term, subject to termination of employment.

(4) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

           OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to the named executives, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:



                      SHARES                                                              VALUE OF UNEXERCISED
                     ACQUIRED                          NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS AT
                        ON          VALUE               OPTIONS AT YEAR-END                     YEAR-END (2)
                                                        -------------------                     -----------
    NAME             EXERCISE    REALIZED (1)        EXERCISABLE  UNEXERCISABLE         EXERCISABLE  UNEXERCISABLE
    ----             --------    -----------         -----------  -------------         -----------  -------------
James W. Bracke         7,257       $113,013             184,010        428,000            $192,080       $135,125
Dennis J. Allingham         -              -              13,500         46,500                   -              -
Brian J. Kane           7,500        122,813              27,750         36,250             152,813         67,438
Mark J. McKoskey            -              -              28,750         39,250             155,563         75,688
Colleen M. Olson            -              -              27,750         36,250             152,813         67,438


----------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) The closing price for the Company's common stock on June 30, 1997 was $13.75. Value is calculated on the basis of the difference between the option exercise price and $13.75 multiplied by the number of shares of common stock underlying the options.


              REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors, currently consisting of Mr. Perkins (Chairman), Ms. Gardner, Mr. Garrett and Mr. Larson. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company's stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

    Set forth below is a report submitted by Mr. Perkins, Ms. Gardner, Mr. Garrett and Mr. Larson in their capacity as the Board's Compensation Committee (the "Committee"), addressing the Company's compensation policies for fiscal 1997 as they affected the Company's executive officers generally, and specifically as they affected Dr. Bracke, the Company's Chief Executive Officer, and Messrs. Allingham, Kane and McKoskey and Ms. Olson, the Company's other executive officers whose cash compensation exceeded $100,000 during fiscal 1997 (collectively with Dr. Bracke, the "Named Executives").

    The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

    The Company's executive compensation has historically consisted of three components: (i) base salaries, (ii) stock options and (iii) cash bonuses. Each of these elements is discussed below:

         BASE SALARIES. In determining the base salaries of each executive officer, the Company has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salaries of the Company's executive officers reflect cost of living increases and adjustments based on increased responsibilities. The increase for Dr. Bracke pursuant to an extension of his employment contract is discussed below under "Chief Executive Officer Compensation."

         STOCK OPTIONS. During fiscal 1997, the Company granted stock options to all of its officers, including Dr. Bracke. These options, which were granted in November 1996, allow Dr. Bracke to purchase 500,000 shares of the Company's common stock and each of the other executive officers to purchase 30,000 shares of the Company's common stock, at $16.88 per share, the fair market value of the shares on the date of grant, exercisable in cumulative installments of 20% per year, with the first installment vesting on the date of grant. The Committee selected the recipients of options and the numbers of shares subject to their options according to the duties of the recipients and their performance during the preceding fiscal year. Stock option grants are intended to focus the Company's officers and key employees on long term Company performance to build shareholder value and provide a significant earnings potential for the recipients. The multi-year vesting requirements for the incentive stock options granted during fiscal 1997 are designed to direct the Company's executives toward steady growth and to retain their services on a long term basis.

         CASH BONUSES. The Board of Directors authorized a cash bonus of $90,000 during fiscal 1996. No other bonuses have been paid to any of the Company's executive officers during the past five fiscal years.

    In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company's 401(k) plan and its 1990 Employee Stock Purchase Savings Plan which allows the Company's employees to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the beginning or ending date of each one-year phase of the Plan.

    There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The 1996 Stock Plan contains a limitation on the number of stock options that may be granted to any person in any fiscal year. This limitation is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan. Given the Company's current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company's compensation programs under Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of Dr. Bracke, the Company's Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee, with approval of the Board of Directors. Dr. Bracke received a salary adjustment from $200,000 to $250,000 in fiscal 1997 in connection with an amendment to his employment agreement to extend the term of the agreement through November 14, 2000. The Committee believes this level is more competitive with other salaries of chief executive officers in the industry. Dr. Bracke also received a stock option to purchase 500,000 shares of the Company's common stock in fiscal 1997 in connection with the extension of the agreement. The exercise price is equal to the fair market value of the shares on the date of the grant. The option becomes exercisable in cumulative annual installments of 20%, with the first installment vesting on the date of grant, and expires ten years after the date of grant. Dr. Bracke's option grants in fiscal 1996 and 1995 covered 24,000 and 10,000 shares, respectively. The Committee approved the larger grant to Dr. Bracke in fiscal 1997 in order to provide him a greater equity stake in the Company and to provide him with a strong, direct motivation to maximize shareholder value. The Committee also believes this grant is comparable to opportunities that would be available elsewhere in the industry.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:


         Richard W. Perkins, Chairman       Joan L. Gardner
         Thomas H. Garrett                  Donald W. Larson

                            STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five years ended June 30, 1997 with the cumulative total return on: (i) the Nasdaq Stock Market Index (U.S. Companies), (ii) the Media General SIC Code 384 Index - Medical Instruments and Supplies (the "SIC Code Index"), and (iii) a Company-selected peer group. Beginning in 1997, the cumulative total shareholder return on the Company's Common Stock will be compared against the SIC Code Index, and the use of the Company-selected peer group made up of competitors in the medical products field will be discontinued. Management believes that the SIC Code Index will be more meaningful than the previous comparison to the peer group of competitors in the medical products field due to changes in the competitors' businesses. The comparison assumes that $100 was invested on June 30, 1992 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends. The returns of each component issuer of the peer group have been weighted according to the respective issuer's stock market capitalization.

    The Company-selected peer group includes the following companies: Anika Research Inc.; BioTechnology General Corp.; Biomatrix Inc.; Genzyme Corp.; Gliatech, Inc.; Hyal Pharmaceutical Corp.; Interpore International; Life Medical Sciences Inc.; Ligand Pharmaceuticals Cl B; and Osteotech Inc. All of these companies are traded on the Nasdaq National Market with the exception of Anika Research Inc. which is traded on the Nasdaq SmallCap Market.




                                  [ LINE GRAPH ]

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                      6/30/92   6/30/93   6/30/94   6/30/95   6/30/96   6/30/97
                      -------   -------   -------   -------   -------   -------
Lifecore              $100.00    $53.57    $41.96    $55.36   $151.79    $98.21
Nasdaq U.S. Companies  100.00    122.76    134.61    157.88    198.73    239.40
SIC Code Index         100.00     84.97     78.87    118.84    156.62    180.04
Company-Selected
   Peer Group          100.00     86.94     57.41     79.78    125.29    131.00

                               APPROVAL OF ACCOUNTANTS

    Grant Thornton LLP, independent certified public accountants, have been auditors of the Company since 1983. The Board of Directors has recommended that the shareholders approve the reappointment of Grant Thornton LLP as the Company's auditors for the current year.

    A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.

    The Board of Directors recommends that the shareholders vote "FOR" the proposal to approve the appointment of Grant Thornton LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.


                                       GENERAL

    The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.

    The Annual Report of the Company which includes the Company's Annual Report on Form 10-K for the year ended June 30, 1997, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

                             By order of the Board of Directors,

                             /s/ James W. Bracke

                             James W. Bracke, PRESIDENT

October 6, 1997

                           LIFECORE BIOMEDICAL, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 13, 1997

    The undersigned hereby appoint James W. Bracke or Colleen M. Olson, or either of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 13, 1997 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)        ELECTION OF DIRECTORS:        / /        WITH AUTHORITY to vote             / /        WITHHOLD AUTHORITY
                                                    for all nominees listed below                 to vote for the nominees
                                                    (except as marked to the
                                                    contrary)

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH NOMINEE'S NAME IN THE LIST
                                                             BELOW.)

                                                 Donald W. Larson, Orwin L. Carter, Ph.D.

(2)        PROPOSAL TO APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE
           CORPORATION.

                                      / / FOR                 / / AGAINST                 / / ABSTAIN

(3)        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.
                                                Dated: __________________ , 1997
                                                Signed: ________________________
                                                          (Signature)
                                                        ________________________
                                                          (Signature)

                                                PLEASE DATE AND SIGN exactly as
                                                your name(s) appears below
                                                indicating, where proper,
                                                official position or
                                                representative capacity in which
                                                you are signing. When signing as
                                                executor, administrator, trustee
                                                or guardian, give full title as
                                                such; when shares have been
                                                issued in names of two or more
                                                persons, all should sign.